DLA Piper LLP (US)

51 John F. Kennedy Parkway, Suite 120

Short Hills, New Jersey 07078

www.dlapiper.com

T: 973-520-2550

F: 973-520-2551

Attorneys Responsible for Short Hills Office:

Andrew P. Gilbert

Michael E. Helmer

June 16, 2017

ADMA Biologics, Inc.

465 State Route 17

Ramsey, NJ 07446

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to ADMA Biologics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed sale of up to 6,042,470 shares (the “Shares”) of common stock, $0.0001 par value per share (the “Common Stock”) of the Company by the parties listed as selling stockholders, consisting of 5,853,611 shares of Common Stock (the “Common Shares”) presently issued and 188,859 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of outstanding warrants (the “Warrants”). All of the Shares are being registered on behalf of certain stockholders of the Company.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware, the Amended and Restated Bylaws of the Company and the minutes of meetings of the Board of Directors of the Company as provided to us by the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have not made any independent investigation.

Based upon the foregoing, we are of the opinion that the Common Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable, and the Warrant Shares have been duly authorized and, upon the valid exercise of the Warrants in accordance with the terms thereof and the receipt of the applicable consideration specified therein, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of New Jersey, the Delaware General Corporation Law and the federal laws of the United States of America.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)